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
                                                                                                   Exhibit 12
                                  INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                                    Computation of Ratio of Earnings to Fixed Charges
                                                 (dollars in thousands)


                                                                        Years Ended
                                                ----------------------------------------------------------------
                                                February 28, February 28, February 29, February 28, February 28,
                                                   1998         1997         1996         1995         1994
                                                ------------ ------------ ------------ ------------ ------------
Earnings (loss) before income taxes (1)         $32,395        $ 5,016      $27,754      $71,739     $(12,717)

Plus:  Fixed charges (2)                         27,154         28,052       29,314       24,795       22,001
Less:  Capitalized interest                          (8)          (109)        (128)        (317)        (746)
                                                -------        -------      -------      -------     --------

Earnings available to cover fixed charges       $59,541        $32,959      $56,940      $96,217     $  8,538
                                                =======        =======      =======      =======     ========
Ratio of earnings to fixed charges(3)              2.19           1.17         1.94         3.88          .39
                                                =======        =======      =======      =======     ========

(1)Earnings (loss) before income taxes have also been adjusted to exclude losses from less-than-fifty-percent-
owned persons.

(2) Fixed charges consist of the following:
                                                                        Years Ended
                                                 ---------------------------------------------------------------
                                                February 28, February 28, February 29, February 28, February 28,
                                                    1998         1997         1996         1995         1994
                                                ----------------------------------------------------------------
       Interest expense, gross                   $17,651      $18,658      $19,613      $15,592      $12,578
       Rentals (interest factor)                   9,503        9,394        9,701        9,203        9,423
                                                 -------      -------      -------      -------      -------
        Total                                    $27,154      $28,052      $29,314      $24,795      $22,001
                                                 =======      =======      =======      =======      =======

(3) For the year ended February 28, 1994, earnings were inadequate to cover fixed charges.  The deficiency of
$13,463 was the result of unusual items.  Exclusive of these unusual items, the ratio of earnings to fixed charges would have been 3.57 for the year ended February 28, 1994.

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